Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated September 6, 2006 relating to the consolidated financial statements of AHPC Holdings, Inc. and Subsidiary and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Plante & Moran, PLLC
Chicago, IL
September 20, 2006